EMPLOYMENT SEPARATION AGREEMENT
April 14, 2008
VIA HAND DELIVERY
Mr. Larry K. Coshow
2612 N.W. 176th Street
Edmond, OK 73003
Re: Separation Agreement
Dear Larry:
Thank you for your services to SandRidge Energy, Inc. (“SandRidge” or “Company”). This letter will supersede the Employment Separation Agreement previously issued to you dated March 25, 2008, and when fully executed, will constitute the agreement between Larry K. Coshow (the “Executive”), and SandRidge concerning the terms of Executive’s separation from employment with the Company.
1.	Termination of Employment. The effective date of termination (the “Termination Date”) of Executive’s employment with SandRidge pursuant to paragraph 6.1.1 of Executive’s Employment Agreement dated January 1, 2008 shall be April 4, 2008.

2.	Final Payment. Executive has been paid or will be paid Executive’s earned salary through the Termination Date plus ten (10) days pay. Executive’s final paycheck will include payment for all accrued and unused days of earned PTO (Paid Time Off).

3.	Severance Payment. In consideration of Executive’s service to SandRidge and Executive’s execution of this Separation Agreement and the General Release contained hereafter, SandRidge will provide the Executive (1) a Severance Payment equal to twelve (12) months of Executive’s base salary in the amount of Three Hundred Nine Thousand and 00/100 Dollars ($309,000.00), less customary payroll deductions; (2) an additional cash payment equal to ten (10) days of base salary in the amount of Eleven Thousand Eight Hundred Eighty-four and 62/100 Dollars ($11,884.62), less customary payroll deductions, in lieu of notification pursuant to paragraph 6.1.1 of Executive’s current Employment Agreement; and (3) acceleration of vesting of Executive’s Twenty Nine Thousand Two Hundred Fifty (29,250) shares of currently unvested and outstanding SandRidge restricted stock grants, less shares for required taxes. The acceleration of vesting of the shares of restricted stock set forth above will be effective immediately after Executive returns an executed copy of this Separation Agreement, or seven (7) days after that return date, whichever is later, and after Executive has returned all SandRidge property, if any. The Executive is a “specified employee” as defined in regulations under
1601 N.W. Expressway, Suite 1600, Oklahoma City, OK 73118 • Phone 405-753-5500, Fax 405-753-5975 • sandridgeenergy.com

Section 409A of the Internal Revenue Code; therefore, the Severance Payment will be paid on the first payroll payment date which is more than six (6) months following the Termination Date. In addition, the payment will be subject to all applicable state and federal withholdings and payroll deductions but will not otherwise be “benefit bearing” and will not be considered as compensation for purposes of SandRidge’s qualified 401 (k) and profit sharing plans or for accrual of paid time off or other leaves.

4.	Return of SandRidge Property. If Executive has any Company property in Executive’s possession, Executive agrees to immediately return it to the Human Resources Department. Company property includes work product, electronic devices and other physical property of the Company. This includes equipment, supplies, keys, security access items, passwords, credit cards, laptops, notebooks, cellular phones and Blackberries. Executive must also return all originals and any copies of Company records. This includes any disks, files, etc. Executive has personally generated or maintained with respect to the Company’s business, as well as any “official” Company records in Executive’s possession.

5.	Release of Claims. Executive waives and releases and promises never to assert any and all claims, known and unknown, that Executive has or might have against SandRidge and any related entities, directors, officers, members of leadership, agents, attorneys, employees, successors or assigns, arising from or related to Executive’s employment with SandRidge and/or the termination of Executive’s employment with SandRidge. These claims include, but are not limited to, personal injury claims, contract claims, employment claims, wage and hour claims, claims arising under federal, state and local statutory or common law such as (without limitation) Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the law of contract and tort.

6.	General Release. To accept this Separation Agreement and Executive’s Severance Payment, Executive will execute a copy of this Separation Agreement and the attached General Release and return it to SandRidge. Executive has twenty-one (21) days from the date of receipt of this letter to do this. By signing this Separation Agreement, Executive is agreeing that once seven (7) days have passed from the date Executive signs the Release, Executive will not attempt to revoke or rescind the General Release at any time in the future, and is agreeing not to commence any action against SandRidge in regard to Executive’s prior employment relationship. By signing this letter, Executive is representing to SandRidge that Executive fully understands the General Release and will have had an opportunity to seek legal advice regarding the General Release and the agreement proposed by this letter, if Executive desires to do so, before signing either document. Executive is also representing to SandRidge that between the date of this letter and the date Executive signs the General Release, Executive has not commenced, and will not commence, any charge, action or complaint with any court or with the Equal Employment Opportunity Commission, the United States Department of Labor or with any other federal or state judicial or administrative agency in regard to Executive’s employment relationship or any matters arising out of that relationship. These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the law of contract and tort. Finally, Executive is representing that he fully understands that any such filing or actions shall constitute a rejection or breach of our agreement. Executive also waives and releases and promises never to assert any such claims, even if Executive does not believe that he has such claims.

7.	Continued Assistance. Executive will continue to cooperate with and assist SandRidge and its representatives and attorneys as reasonably requested with respect to any investigations, litigation, arbitration or other dispute resolutions by being available for interviews, depositions and/or testimony in regard to any matters in which Executive is or has been involved or with respect to which Executive has relevant information. SandRidge will reimburse Executive for reasonable expenses Executive may incur for travel in connection with this obligation to assist SandRidge. In addition, SandRidge will compensate Executive a reasonable hourly rate for all time spent by Executive in providing such assistance.

8.	Confidential Information. During the course of Executive’s employment with SandRidge, Executive has had access to and gained knowledge of confidential and proprietary information; therefore, Executive agrees not to make any independent use of or, except as required by applicable law, disclose to any other person or organization, including any governmental agency, any of the Company’s confidential, proprietary information unless Executive obtains the Company’s prior written consent. This includes written and unwritten information relating to operations, business planning and strategies, personnel, finance, accounting, costs of providing service, operating and maintenance costs and pricing matters. If Executive is asked to testify or provide information pertaining to the Company, Executive will promptly notify the Company’s attorneys, McAfee & Taft, 10th Floor, Two Leadership Square, 211 North Robinson, Oklahoma City, OK 73102, Attn: Michael F. Lauderdale, and provide a copy of the legal process documents so that, if appropriate, they may seek to have the legal process quashed or a protective order. In addition, and as noted below, certain provisions in Executive’s Employment Agreement with SandRidge regarding confidentiality remain in full force and effect.

Executive also agrees that all such Confidential Information together with all copies in any format thereof and notes and other summaries thereof are and shall remain the sole property of SandRidge. Executive agrees to return to SandRidge any such Confidential Information and all copies, notes or other summaries thereof which Executive may have in his possession on the Executive’s Termination Date. These obligations described in this paragraph shall apply whether Executive accepts the Severance Payment or not. This commitment of confidentiality shall also apply to the terms of this Separation Agreement, except for discussions with Executive’s spouse, Executive’s personal attorney and/or accountants, or as needed to enforce our agreement. Any disclosure by such individuals shall be deemed a disclosure by Executive and shall have the same consequences as a breach of our agreement directly by the Executive.

9.	Future Activities. For a period of five (5) years from the execution of the Agreement, Executive will not at any time in the future voluntarily contact or voluntarily participate with any governmental agency in connection with any complaint or investigation pertaining to the Company, and Executive will not be employed or otherwise act as an expert witness or consultant or in any similar paid capacity in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding involving the Company. In addition, the Executive will not voluntarily have any contact with any of the Company’s current or former employees for purposes of soliciting, advising about or discussing their participation or potential participation in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding involving the Company.

10.	Preserving the Company Name. Executive will not at any time in the future defame, disparage or make statements or disparaging remarks which could embarrass or cause harm to SandRidge’s name and reputation or the names and reputation of any of its officers, directors, representatives, agents, employees or SandRidge’s current, former or prospective vendors, professional colleagues, professional organizations, associates or contractors, to any governmental or regulatory agency or to the press or media. “Disparagement” as used herein means the form and substance of any communication, regardless of whether or not Executive believes it to be true, that tends to degrade or belittle SandRidge or subject it to ridicule or embarrassment. Executive agrees this paragraph is a material provision of this Separation Agreement and that in the event of breach, Executive will be liable for the return of the value of all consideration received as well as any other damages sustained by SandRidge. This non-disparagement provision shall be deemed mutual, insofar as the parties affected are within the control of SandRidge.

11.	Employment Verification. SandRidge may respond to inquiries from third parties about Executive’s employment with SandRidge by identifying Executive’s date of hire, Termination Date and position held on the Termination Date.

12.	Forfeiture. In the event that Executive breaches in any material respect any of his obligations under this Separation Agreement or as otherwise imposed by law, SandRidge shall be entitled to stop payment of any benefit due under this agreement and shall be entitled to recover any benefits paid under the agreement and to obtain all other relief provided by law or equity, including, but not limited to, injunctive relief.

13.	Additional Warranties. Executive represents and warrants that as of this date Executive has suffered no work related injury during his employment with SandRidge and that Executive has no intention of filing a claim for worker’s compensation benefits arising from any incident occurring during Executive’s employment with the Company. Executive further represents and warrants that he has accounted to the Company for any and all hours worked through the Termination Date, including overtime and that Executive has been paid for such hours worked at the appropriate rate. Executive also represents and warrants that he is not due any additional compensation for unused PTO.

14.	No Admission/Offer of Compromise. By making this severance offer, SandRidge is not admitting liability or responsibility for any past due wages or other consideration. Any alleged responsibility or liability on the part of the Company has been and continues to be denied. In addition, this severance offer constitutes an offer of compromise pursuant to the applicable rules of evidence.

15.	Severability. If any portion, provision or part of this Separation Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision or part shall be severed from the remaining portions, provisions or parts of this Separation Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

16.	Entire Agreement/Employment Agreement. Except as provided for below, Executive agrees that the Employment Agreement dated January 1, 2008 is void and of no further force or effect; however, Executive acknowledges and agrees that Sections 7, 8, 9, 10, 11, 12, 13 and 14 remain in full force and effect. This Separation Agreement between Executive and SandRidge, in the event Executive executes this letter, will be in consideration of the mutual promises described above. Except as provided for above, this Separation Agreement and the General Release will constitute the entire agreement between Executive and SandRidge with respect to Executive’s separation from employment. There are no agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except the agreements set forth in this Separation Agreement and except for the provisions in Executive’s current Employment Agreement that remain in force.
We are pleased that we were able to part ways on these amicable terms. We wish you every success in your future endeavors.
Sincerely,
SANDRIDGE ENERGY, INC.
Agreed to on behalf of SandRidge Energy, Inc.
/s/ Tom L. Ward
Tom L. Ward
Chairman and CEO
By signing this letter, Executive acknowledges that he has been given the opportunity to review this Separation Agreement carefully; that Executive has read this Separation Agreement and understands the terms of the Separation Agreement; and that he voluntarily agrees to them.

ACCEPTED AND AGREED TO BY EXECUTIVE:

/s/ Larry K. Coshow Larry K. Coshow	4/14/08 Date

NOTICE
Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Employee Retirement Income Security Act and the Veterans Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status. Executive may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. These laws are enforced through the United States Department of Labor and its agencies, including the Equal Employment Opportunity Commission (EEOC), and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.
This General Release is being provided to the Executive in connection with the special, individualized severance package outlined in the proposed Separation Agreement dated March 25, 2008. Executive has until the close of business twenty-one (21) days from the date Executive receives the March 25, 2008 letter and this General Release to make his decision. Executive may accept the special, individualized severance package by signing the Separation Agreement at any time during that period. If Executive does not accept the severance package and sign and return this General Release within twenty-one (21) days, Executive will not be eligible for the special, individualized severance package.
BEFORE EXECUTING EITHER THE PROPOSED SEPARATION AGREEMENT OR THIS GENERAL RELEASE EXECUTIVE SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT AN ATTORNEY.
Executive may revoke this General Release within seven (7) days after Executive signs it and it shall not become effective or enforceable until that revocation period has expired. Any revocation must be in writing and must be received by the Company’s Human Resource Department, Attn: Mary Whitson within the seven (7) day period following Executive’s execution of this General Release.
GENERAL RELEASE
Executive’s employment with SandRidge is terminated effective March 25, 2008. In consideration of the special, individualized severance package offered to the Executive by SandRidge and the separation benefits Executive will receive as reflected in a letter dated March 25, 2008 (the “Separation Agreement”), Executive hereby releases and discharges SandRidge and its predecessors, successors, affiliates, and partners and each of those entities’ employees, officers, directors and agents (hereafter collectively referred to as the “Company”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Executive may have or claim to have against the Company either as a result of Executive’s past employment with the

Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims.
This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Employee Retirement Income Security Act or 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights Executive may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights Executive may have growing out of any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims Executive may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.
It is specifically agreed, however, that this General Release does not have any effect on any rights or claims Executive may have against the Company which arise after the date Executive executes this General Release or on any vested rights Executive may have under any of the Company’s qualified benefit plans or arrangements as of or after Executive’s last day of employment with the Company or on any of the Company’s obligations under the Separation Agreement.
Executive has carefully reviewed and fully understands all the provisions of the Separation Agreement and General Release, including the foregoing Notice. Executive has not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.
Except for the provisions in the Executive’s January 1, 2008 Employment Agreement that remain in effect as set forth in the Separation Agreement, the Separation Agreement and this General Release, including the foregoing Notice, set forth the entire agreement between Executive and the Company with respect to this subject. Executive understands that his receipt and retention of the Severance Payment covered by the Separation Agreement are contingent not only on Executive’s execution of this General Release, but also on Executive’s continued compliance with his other obligations under the Separation Agreement and the applicable provisions in Executive’s Employment Agreement.
Executive acknowledges that the Company gave the Executive twenty-one (21) days to consider whether he wishes to accept or reject the separation benefits Executive is eligible to receive under the Separation Agreement in exchange for this General Release. Executive also acknowledges that the Company advised him to seek independent legal advice as to these matters, if Executive chose to do so. Executive hereby represents and states that he has taken such actions and obtained such information and independent legal or other advice, if any, that Executive believed were necessary for him to fully understand the effects and consequences of the Separation Agreement and this General Release prior to signing those documents.
Date: 4/14/08, 2008

/s/ Larry K. Coshow
Larry K. Coshow